Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE
CONTACTS:
Kim C. Drapkin, Chief Financial Officer, EPIX
(781) 761-7602
Stacey Fisher, Pure Communications
(305) 335-9577
EPIX Pharmaceuticals to Present at the C.E. Unterberg, Towbin Life
Sciences Conference
LEXINGTON, Mass., October 23, 2006 — EPIX Pharmaceuticals, Inc. (NASDAQ:EPIX) today announced that Kim C. Drapkin, chief financial officer of EPIX will present at the C.E. Unterberg, Towbin Life Sciences Conference on Monday, October 30, 2006 at 3:00 p.m. (EST) at The Palace Hotel in New York, New York.
The presentation will be webcast live and can be accessed on the EPIX website, www.epixpharma.com, on the investor relations section. A replay will be available approximately three hours after the presentation and will be archived on the company’s website for two weeks.
About EPIX
EPIX Pharmaceuticals is a biopharmaceutical company focused on discovering, developing and commercializing novel pharmaceutical products through the use of proprietary technology to better diagnose, treat and manage patients. The company has a blood-pool imaging agent approved and marketed in Europe (Vasovist™), and five internally-discovered therapeutic and imaging drug candidates currently in clinical trials targeting conditions such as depression, Alzheimer’s disease, cardiovascular disease and obesity. These drug candidates include EP-2104R, a novel thrombus imaging agent which has completed a Phase 2a trial, PRX-08066 in Phase 2 clinical development for pulmonary hypertension associated with chronic obstructive pulmonary disease, and PRX-03140, which has completed a Phase 1b clinical trial in Alzheimer’s patients. EPIX also has collaborations with leading organizations, including Amgen, Cystic Fibrosis Foundation Therapeutics, and Schering AG (Germany). For more information about EPIX, please visit the company’s website at www.epixpharma.com.
This news release contains express or implied forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that are based on current expectations of management. These statements relate to, among other things, our expectations regarding the timing and content of corporate presentations. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond our control, and which could cause actual results to differ materially from those contemplated in these forward-looking statements. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional information regarding these and other risks that we face, see the disclosure contained in our filings with the Securities and Exchange Commission.
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